Exhibit 99.1

Investor Contact Thomas Redington Phone: 203-222-7399 tredington@redingtoninc.com	Media Contact Matthew Cossolotto Phone: 914-245-9721 matthew@ovations.com

DIGITAL ANGEL CORP. COMPLETES $2 MILLION

FINANCING WITH LAURUS MASTER FUND, LTD, A PROMINENT NEW YORK INSTITUTIONAL FUND

SO. ST. PAUL, MN  AUG. 8 – Digital Angel Corporation (AMEX: DOC) entered into a strategic financing agreement with Laurus Master Fund, Ltd. of New York, an institutional equity fund that specializes in providing financing to growing, small and mid-capitalization companies.

Effective July 31, 2003, Digital Angel Corporation obtained $2 million in the form of a two-year fixed price Convertible Secured Note, which is convertible into Digital Angel Corp. common shares at $2.33 a share. The note carries interest of 1.75 percent above prime with a floor of six percent per annum. The Company can elect to pre-pay the note in cash.

Laurus was granted a warrant to purchase 125,000 shares of Digital Angel Corp. common stock for a period of five years from the date of the transaction.  The per share exercise price of the warrant is $2.68 for 75,000 shares subject to the warrant, $2.91 for 35,000 shares, and $3.38 for 15,000 shares.

Digital Angel Corp. said it will use the funds to meet its working capital requirements and to support commercialization of several new products, including the second generation Digital Angel™ GPS product that functions on GSM wireless protocol with enhanced GPS capability and a family of implantable bio-sensing and identification products, including previously announced temperature-sensing microchips.

David Grin, Fund Manager of Laurus Fund stated, “We believe Digital Angel Corp.’s experienced management team and lineup of products position the company for exciting growth potential and franchise expansion in its current markets.  We are looking forward to a long-term, mutually beneficial relationship with the company.”

About Digital Angel Corporation

On March 27, 2002, Digital Angel Corporation completed a merger with Medical Advisory Systems, Inc., which for two decades has operated a 24/7, physician-staffed response center in Owings, Maryland. Prior to the merger, Digital Angel Corporation was a 93%

owned subsidiary of Applied Digital Solutions, Inc. (Nasdaq: ADSX - News), which now is the majority owner of the company. Digital Angel™ technology represents the first-ever combination of advanced sensors and Web-enabled wireless telecommunications linked to Global Positioning Systems (GPS). By utilizing advanced sensor capabilities, Digital Angel is able to monitor key functions — such as ambient temperature and physical movement — and transmit that data, along with accurate emergency location information, to a ground station or monitoring facility. The company also invented, manufactures and markets implantable identification microchips the size of a grain of rice for use in humans, companion pets, fish, and livestock. Digital Angel Corp. owns the patents for its inventions in all applications of the implantable microchip technology for humans and animals. For more information about Digital Angel Corp., visit www.DigitalAngelCorp.com.

Statements about the company’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the company’s actual results could differ materially from expected results. The company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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